KCSA
Public Relations
Worldwide                                                               NEWS
--------------------------------------------------------------------------------
Public & Investor Relations, Corporate & Marketing Communications




FOR:                Marketing Services Group, Inc.

MSGI                Jeremy Barbera / Jamie Karlin
CONTACT:            (917) 339-7150 / (917) 339-7125
                    Jbarbera@mktgservices.com / mailto:Jkarlin@mktgservices.com
                    -----------------------------------------------------------

KCSA                David Sasso / Lee Roth
CONTACT:            (212) 896-1213/1209
                    dsasso@kcsa.com / lroth@kcsa.com
                    ---------------   --------------

                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------

      MARKETING SERVICES GROUP DRAMATICALLY STRENGTHENS FINANCIAL POSITION THROUGH THE SALE OF GRIZZARD COMMUNICATIONS FOR $91.3 MILLION IN CASH

       -All debt eliminated and net cash will be in excess of $25 million-
                 - Intensified Focus on Relationship Marketing -

New York, NY-- July 19, 2001--Marketing Services Group, Inc. (Marketing Services) (Nasdaq: MSGI), a leading relationship marketing company, today announced it has executed a purchase agreement for the sale of its Grizzard Communications Group (Grizzard) subsidiary to Omnicom Group Inc. (NYSE: OMC) for $91.3 million in cash. The transaction is expected to close upon Hart-Scott-Rodino regulatory approval, which should occur within 30 days.

The Company also announced that upon closing it intends to sign a strategic partnership agreement with Grizzard. The agreement will include collaborative sales and marketing efforts and professional services offerings to continue building upon the relationships that Marketing Services and Grizzard have developed over the past few years.

Jeremy Barbera, Chairman and CEO of Marketing Services, said, "In January 2001, we retained Goldman Sachs and AR Management as our financial advisors to assist us in evaluating alternatives aimed at maximizing shareholder value. I am pleased to say this transaction is a direct result of those efforts." Mr.
Barbera continued, "As a result of today's transaction we have afforded ourselves many opportunities and have strengthened our balance sheet. At closing, we will have over $25 million in cash and no long-term or short-term debt. We view this transaction as an important step in our strategy to maximize shareholder value."

Marketing Services will continue to focus on assisting corporations with customer acquisition and retention strategies and solutions. Its customized marketing capabilities combine comprehensive traditional marketing tactics with an aggressive integration of sophisticated new media applications encompassing direct marketing, database management, analytics, interactive marketing services, telemarketing and media buying. Operating in seven major cities in the United States, the Company provides strategic services to Fortune 1000 and other prominent organizations in key industries including: Entertainment, Publishing, Fundraising, Business-to-Business, Education and Financial Services.

General Electric Company has been the largest shareholder of the Company since 1997.

The corporate headquarters is located at 333 Seventh Avenue, New York, NY 10001.
Telephone: 917-339-7100. Additional information is available on the Company's website: http://www.mktgservices.com




Matters discussed in this release include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ are stated in the company's reports to the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2000 and 10-Q for the period ending March 31, 2001.

You may register to receive Marketing Services' future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)"icon at .